Exhibit 99.1

AMERISAFE ANNOUNCES 2012 FIRST QUARTER RESULTS

DeRidder, LA – May 9, 2012—AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the first quarter ended March 31, 2012.

	Three Months Ended March 31,
	2012	2011	% Change
	(in thousands, except per share data)
Net premiums earned	$69,790	$60,089	16.1%
Net investment income	6,914	6,546	5.6%
Net realized gains on investments (pre-tax)	1,791	103	NM
Net income	9,561	6,630	44.2%
Diluted earnings per share	0.52	0.35	48.6%
Operating net income	8,397	6,528	28.6%
Operating earnings per share	0.45	0.35	28.6%
Book value per share	19.78	18.24	8.4%
Net combined ratio	96.0%	98.3%
Return on average equity	10.8%	8.0%

Financial data for the first quarter of 2011 was revised to reflect the retrospective adoption of a new accounting standard for policy acquisition costs. Financial data included in this report for the three months ended March 31, 2011 has been adjusted to reflect a change for the estimate of liability for state guaranty fund assessments.

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman and Chief Executive Officer, stated, “We are pleased with the solid results of the first quarter. Workers’ compensation market conditions continue to improve both in terms of product pricing and demand. We remain focused on expanding our business in a responsible and profitable fashion.”

Insurance Results

	Three Months Ended March 31,
	2012	2011	% Change
	(in thousands)
Gross premiums written	$84,924	$71,359	19.0%
Net premiums earned	69,790	60,089	16.1%
Loss and loss adjustment expenses incurred	51,843	44,176	17.4%
Underwriting and certain other operating costs, commissions and salaries and benefits	14,715	14,559	1.1%
Policyholder dividends	384	355	8.2%
Underwriting profit (pre-tax)	2,848	999	185.1%

Insurance Ratios:
Current accident year loss ratio	76.5%	77.0%
Prior accident year loss ratio	(2.2)%	(3.5)%

Net loss ratio	74.3%	73.5%
Net underwriting expense ratio	21.1%	24.2%
Net dividend ratio	0.6%	0.6%

Net combined ratio	96.0%	98.3%

•

Voluntary premium for policies written during the quarter increased by 11.3% compared to prior year quarter. First quarter of 2011 included $4.0 million of gross premiums written for the renewal rights and assumption agreement with Cooperative Mutual. During the first quarter of 2012, gross premiums written increased by $5.4 million due to positive payroll audits and related premium adjustments for policies written in previous periods. Payroll audits and related premium adjustments reduced premiums written by $0.1 million in the first quarter of 2011.

•

In the 2012 period, the Company experienced favorable loss development for prior accident years which reduced loss and loss adjustment expenses by $1.6 million. Accident years prior to 2010 contributed favorable development of $5.2 million, while accident year 2010 experienced $3.6 million of unfavorable development.

•

The underwriting expense ratio decreased mainly as a result of higher experienced rated commission from our reinsurance program. In the first quarter of 2012, experienced rated commission offset our underwriting expense ratio by 4.1 percentage points compared to 2.2 percentage points in the first quarter of 2011. Included in the 2012 experience rated commission was $0.8 million related to the $4 million excess $1 million layer of the 2011 reinsurance program and $2.1 million related to the 2012 reinsurance program.

•

The effective tax rate for the quarter was 16.4% compared to 11.5% in the first quarter in 2011. The increase was driven by the lower ratio of tax-free investment income to pre-tax income in the first quarter of 2012 compared to the first quarter of 2011.

Geoff Banta, President and Chief Operating Officer, noted, “Our premium growth this quarter resulted from both increased organic growth and improving economic conditions within our core industries. We believe that our strengthened pricing bodes well for future underwriting results.”

Investment Results

	Three Months Ended March 31,
	2012	2011	% Change
	(in thousands)
Net investment income	6,914	6,546	5.6%
Net realized gains on investments (pre-tax)	1,791	103
Pre-tax investment yield	3.2%	3.2%
Tax equivalent yield (1)	4.5%	4.6%

(1)	The tax equivalent yield is calculated using the effective interest rate and a 35% marginal tax rate.

•	As of March 31, 2012, the carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $868.7 million and the fair value of the portfolio was $908.1 million.

Recently Adopted Accounting Standard

As previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, the Company has adopted the new accounting standard for deferred acquisition costs, Accounting Standards Update 2010-26, “Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts”. The new standard was adopted on a retrospective basis. The Company’s adoption resulted in a $2.2 million reduction of deferred policy acquisition costs, a $0.8 million decrease in deferred income tax liabilities and a $1.4 million decrease to shareholders’ equity at December 31, 2011. The adjustment to shareholders’ equity resulted in a reduction in book value of $0.08 per share based on the number of shares outstanding at January 1, 2012. Comparative period information for the first quarter of 2011 has been revised to reflect changes resulting from our retrospective adoption of the new accounting standard.

Supplemental Information

During the quarter, no shares were repurchased under the share repurchase plan. Since beginning of this plan, the Company has repurchased a total of 1,258,250 shares for $22.4 million for an average per share price of $17.78, including commissions.

	Three months ended March 31,
	2012	2011
	(in thousands, except share data)
Net income	$9,561	$6,630
Less: Net realized capital gains	1,791	103
Tax effect (1)	(627)	(1)

Operating net income (2)	8,397	6,528

Average shareholders’ equity (3)	$354,245	$331,394
Less: Average other comprehensive income (loss)	2,189	219

Adjusted average shareholders’ equity	352,056	331,175

Diluted weighted average common shares	18,542,330	18,709,166

Return on average equity (4)	10.8%	8.0%
Operating return on average equity (2)	9.5%	7.9%
Diluted earnings per common share	$0.52	$0.35
Operating earnings per common share (2)	$0.45	$0.35

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35%.
(2)	Operating net income, operating return on average equity and operating earnings per share are non-GAAP financial measures. Management believes that investor’s understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for May 10, 2012, at 2:00 p.m. Eastern Time to discuss the results for the quarter and the outlook for future periods. To participate in the conference call dial 720-545-0027 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through May 17, 2012. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 69900972#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking and agriculture. AMERISAFE actively markets workers’ compensation insurance in 35 states and the District of Columbia.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange

Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2011. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended March 31,
	2012	2011
	(unaudited)
Revenues:
Gross premiums written	$84,924	$71,359
Ceded premiums written	(3,904)	(3,582)

Net premiums written	$81,020	$67,777

Net premiums earned	$69,790	$60,089
Net investment income	6,914	6,546
Net realized gains on investments	1,791	103
Fee and other income	159	221

Total revenues	78,654	66,959

Expenses:
Loss and loss adjustment expenses incurred	51,843	44,176
Underwriting and other operating costs	14,715	14,559
Interest expense	279	379
Policyholder dividends	384	355

Total expenses	67,221	59,469

Income before taxes	11,433	7,490
Income tax expense	1,872	860

Net income	$9,561	$6,630

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
	(unaudited)
Basic EPS:
Net income	$9,561	$6,630

Basic weighted average common shares	18,140,749	18,232,600
Basic earnings per share	$0.53	$0.36
Diluted EPS:
Net income	$9,561	$6,630

Diluted weighted average common shares:
Weighted average common shares	18,140,749	18,232,600
Stock options	395,239	468,679
Restricted stock	6,342	7,887

Diluted weighted average common shares	18,542,330	18,709,166
Diluted earnings per common share	$0.52	$0.35

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2012	2011
	(unaudited)
Assets
Investments	$804,917	$805,974
Cash and cash equivalents	63,775	45,536
Amounts recoverable from reinsurers	99,945	96,212
Premiums receivable, net	138,366	121,223
Deferred income taxes	29,888	30,048
Deferred policy acquisition costs	17,675	16,578
Deferred charges	3,388	3,120
Other assets	27,806	28,402

	$1,185,760	$1,147,093

Liabilities and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$548,959	$538,214
Unearned premiums	129,929	118,699
Insurance-related assessments	22,788	21,506
Subordinated debt securities	25,780	25,780
Other liabilities	99,251	93,457

Total shareholders’ equity	359,053	349,437

Total liabilities and shareholders’ equity	$1,185,760	$1,147,093

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